UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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KNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 23, 2011

To our Stockholders:

You are cordially invited to attend the 2011 annual meeting of stockholders of Knology, Inc., which will be held at 1791 O.G. Skinner Drive, West Point, Georgia 31833, on May 4, 2011, at 2:00 p.m. ET.

The annual meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying Notice of the 2011 Annual Meeting of Stockholders and proxy statement, and discussion and voting on any other business matters properly brought before the meeting.

The proxy statement provides detailed information about us and the proposals to be voted upon by our stockholders. Please give this information your careful attention.

Your vote is very important, regardless of the number of shares you own. To vote your shares, you may attend the meeting and vote in person, or you may submit your proxy by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

Sincerely,

Rodger L. Johnson

Chief Executive Officer and

Chairman of the Board

NOTICE OF THE

2011 ANNUAL MEETING OF STOCKHOLDERS

The 2011 annual meeting of stockholders of Knology, Inc. will be held at 1791 O.G. Skinner Drive, West Point, Georgia 31833, on May 4, 2011, at 2:00 p.m. ET for the following purposes:

(1)	to elect the two Class III directors named in this proxy statement to serve until Knology’s 2014 annual meeting of stockholders;

(2)	to cast an advisory vote on the compensation of our named executive officers;

(3)	to cast an advisory vote on the frequency of holding an advisory vote on the compensation of our named executive officers;

(4)	to ratify the appointment of BDO USA, LLP as Knology’s independent registered accounting firm for the fiscal year ending December 31, 2011; and

(5)	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 9, 2011 are entitled to notice of and to vote at the annual meeting.

Important Notice regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 4, 2011: The notice of annual meeting, proxy statement, proxy card and our 2010 Annual Report to Stockholders are available at www.knology.com/proxymaterials.

Whether or not you plan to attend the meeting, we urge you to vote your shares by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

By Order of the Board of Directors

Chad S. Wachter

Secretary

March 23, 2011

PROXY STATEMENT

ANNUAL MEETING — MAY 4, 2011

This proxy statement is being furnished to the stockholders of Knology, Inc. in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on May 4, 2011, and at any reconvened meeting following any adjournment thereof. This proxy statement and the accompanying proxy card are first being mailed on or about March 23, 2011 to stockholders of record at the close of business on March 9, 2011.

Our principal executive offices are located at 1241 O.G. Skinner Drive, West Point, Georgia 31833, and our telephone number at that address is (706) 645-3000. Our website is located at www.knology.com (the contents of the website are not part of this proxy statement).

As used in this proxy statement, the terms “Knology,” “Company,” “we”, “our” and “us” refer to Knology, Inc. and our subsidiaries.

INFORMATION ABOUT THE ANNUAL MEETING

Information about this Proxy Statement

We have sent you these proxy materials because our board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement contains information that we are required to provide to you under the rules of the Securities and Exchange Commission, or the SEC, and is designed to assist you in voting your shares. If you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all your accounts registered in the same address. You may do this by contacting our transfer agent, American Stock Transfer & Trust Company — Operations Center, at 6201 15th Avenue, Brooklyn, NY 11219 or by phone at (800) 937-5449.

Householding of Annual Meeting Materials

The rules of the SEC permit us, with your permission, to send a single set of proxy statements and annual reports to any household at which two or more stockholders reside if we believe that they are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any stockholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by calling us toll-free at (877) 202-1213 or by writing to us at any time at the following address: Chad S. Wachter, Secretary, 1241 O.G. Skinner Drive, West Point, Georgia 31833.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in Knology, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.

Notice of Internet Availability

Pursuant to rules promulgated by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, proxy card and 2010 Annual Report to Stockholders, and by notifying you of the availability of our proxy materials on the Internet. The notice of annual meeting, proxy statement, proxy card and our 2010 Annual Report to Stockholders are available at www.knology.com/proxymaterials. In accordance with the SEC rules, the materials on the site are searchable, readable and printable, and the site does not have “cookies” or other tracking devices that can identify visitors.

Information about Voting

Our annual meeting will be held at 1791 O.G. Skinner Drive, West Point, Georgia 31833, on May 4, 2011, at 2:00 p.m. ET. Stockholders can vote in person at the annual meeting or by proxy. Stockholders of record, meaning persons who hold their shares in certificated form or through our transfer agent, American Stock Transfer & Trust Company, can vote by proxy by signing, dating and mailing the enclosed proxy card using the envelope provided or vote by telephone or by the Internet following the instructions on the proxy card. Votes submitted by telephone or by the Internet must be received by 11:59 p.m. on May 3, 2011.

If your shares are held in “street name,” meaning through an account with a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If your shares are not registered in your own name and you plan to attend the annual meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy card and bring it to the annual meeting in order to vote.

If you vote by proxy, the individuals named on the card (your proxy holders) will vote your shares in the manner you indicate. If you are a stockholder of record and you properly sign, date and return the card without indicating your instructions, your shares will be voted in accordance with the recommendations of the board of directors, as set forth below:

•	FOR the election of the Class III directors named in this proxy statement;

•	FOR the advisory vote on named executive officer compensation;

•	FOR annual frequency for holding an advisory vote on named executive officer compensation; and

•	FOR the ratification of the appointment of BDO as our independent registered public accounting firm for the year ended December 31, 2011.

Broker Non-Votes

A “broker non-vote” occurs when a bank or brokerage firm votes on some matter on the proxy card but not on others because the bank or brokerage firm does not have the discretionary authority to do so without instructions from the beneficial holder of the shares. Whether a bank or brokerage has authority to vote its shares on uninstructed matters is determined by stock exchange rules.

Your bank or brokerage firm cannot vote your shares without instructions on the election of the Class III directors, the advisory vote on named executive officer compensation or the advisory vote on the frequency of holding an advisory vote on named executive officer compensation. However, we believe your bank or brokerage firm may vote your shares in its discretion on the ratification of the appointment of the independent registered public accounting firm.

Revocation of Proxies

You may revoke or change your proxy at any time before it is exercised by sending a written revocation to our Secretary, Chad S. Wachter, at 1241 O.G. Skinner Drive, West Point, Georgia 31833, by providing a proxy dated later than the date of your previous proxy or by voting in person at the meeting. Your latest vote, whether by proxy or in person, will be the one that is counted.

Shares Outstanding

As of March 9, 2011, the record date for the annual meeting, there were 37,352,102 shares of common stock outstanding. The holders of common stock will have one vote for each share of common stock held as of the record date.

Quorum Requirement

A quorum is necessary to hold a valid meeting. Under Delaware law and our bylaws, the holders of a majority of the shares entitled to vote at the annual meeting, who are present in person or represented by proxy, constitute a quorum, even if some holders abstain from voting on some or all matters introduced at the meeting. Like abstentions, “broker non-votes” will be counted as present for establishing a quorum.

Votes Necessary for Action to be Taken

The Class III nominees for election to the board of directors will be elected at the annual meeting by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. We do not permit cumulative voting in the election of directors. Abstentions and broker non-votes will have no effect on the vote on the election of directors.

The advisory vote to approve the named executive officer compensation requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon. The advisory vote on the frequency of holding an advisory vote on named executive officer compensation will be determined by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote. Abstentions will count as votes against the advisory vote on named executive officer compensation but will have no impact on the advisory vote on the frequency of named executive officer compensation. Broker non-votes will have no effect on either of the advisory votes.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will count as votes against the ratification of the appointment of the independent registered public accounting firm.

Other Matters

The board of directors does not know of any other matter that will be presented at the annual meeting other than the election of directors, the advisory votes and the ratification of the appointment of the independent registered public accounting firm. Under our bylaws, generally no business besides the proposals discussed in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the annual meeting, your proxy holders will act on such matter in their discretion.

Solicitation of Proxies

Some of our directors and officers, who will receive no additional compensation, may solicit proxies in person, and by telephone, telegraph, telecopy, facsimile, or mail, from brokerage houses and other institutions, nominees, fiduciaries, and custodians, who will be required to forward the proxy materials to beneficial owners of our common stock. We will, upon request, reimburse such intermediaries for their reasonable expenses in forwarding proxy materials, but will not pay fees, commissions or other compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified board of directors. The board of directors is divided into three classes. Each class has as equal a number of directors as possible. The directors in each class serve a three-year term.

You are being asked to elect two directors to serve in Class III for a term to expire at our annual meeting of stockholders to be held in 2014. Mr. Eugene I. Davis, who currently serves as a Class III director, and whose term expires in 2011, will not stand for re-election at the annual meeting. Our nominating committee has nominated the following persons for re-election:

•	Mr. Rodger L. Johnson
•	Mr. Campbell B. Lanier, III

The board of directors has determined that Mr. Lanier is independent as defined in the rules of the NASDAQ Stock Market, or NASDAQ. For biographical information on the nominees, please see “Information About Our Directors and Nominees” below.

The board of directors has no reason to believe that any of the nominees for director will not be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the board of directors, or the board of directors may reduce the number of directors to be elected at the annual meeting. The nominees have agreed to be named in this proxy statement and to serve if elected.

The board of directors recommends that you vote FOR the Class III nominees.

INFORMATION ABOUT OUR DIRECTORS AND NOMINEES

The following table sets forth certain information regarding our directors and nominees for director. Our board of directors is divided among three classes, with members generally serving three-year terms expiring in the years indicated.

Name	Age	Position	Current Term Expires
Rodger L. Johnson	63	Chief Executive Officer and Chairman of the Board	2011
Alan A. Burgess (1)	75	Director	2012
Donald W. Burton (2)	67	Director	2013
Eugene I. Davis (1)(3)	56	Director	2011
O. Gene Gabbard (1)(2)	70	Director	2012
Campbell B. Lanier, III	60	Lead Director	2011
William H. Scott, III (2)(3)	63	Director	2013

(1)	Member of the audit committee.
(2)	Member of the compensation and stock option committee.
(3)	Member of the nominating committee.

Provided below are biographies of each of the directors and nominees for director listed in the table above. Some of our directors served as directors of our subsidiary, Knology Broadband, Inc. or Broadband, prior to our formation in September 1998. In the following biographies, we have included service with Broadband as service with us.

For additional information about the directors, including the experience, qualifications, attributes and skills that our board of directors believes makes them well qualified to serve as directors, as well as information about our board leadership structure, our director nominating process, and other corporate governance matters, see “Corporate Governance” below.

Rodger L. Johnson was appointed Chairman of the Board in July 2008 and continues as Chief Executive Officer, a position he has held since June 1999. Mr. Johnson had served as President from April 1999 to July 2008 and has served as a director since April 1999. Prior to joining us, Mr. Johnson had served as President and Chief Executive Officer, as well as a director, of Communications Central, Inc., a publicly traded provider of pay telephone services. Prior to joining Communications Central, Mr. Johnson served as the President and Chief Executive Officer of JKC Holdings, Inc., a consulting company providing advice to the information processing industry. In that capacity, Mr. Johnson also served as the Chief Operating Officer of CareCentric, Inc., a publicly traded medical software manufacturer. Before founding JKC Holdings, Inc., Mr. Johnson served for approximately eight years as the President and Chief Operating Officer and as the President and Chief Executive Officer of Firstwave Technologies, Inc., a publicly traded sales and marketing software provider. Mr. Johnson spent his early career from June 1971 to November 1984 with AT&T where he worked in numerous departments, including sales, marketing, engineering, operations and human resources. In his final job at AT&T, he directed the development of consumer market sales strategies for AT&T’s Northeastern Region. Mr. Johnson is a nominee for Class III director.

Alan A. Burgess has been one of our directors since January 1999. From 1967 until his retirement in 1997, Mr. Burgess was a partner with Accenture (formerly Andersen Consulting). Over his 30-year career he held a number of positions with Accenture, including Managing Partner of Regulated Industries from 1974 to 1989. In 1989, he assumed the role of Managing Partner of the Communications Industry Group. In addition, he served on Accenture’s Global Management council and was a member of the Partner Income Committee.

Donald W. Burton has been one of our directors since January 1996. Since December 1983, he has served as Managing General Partner of South Atlantic Venture Funds. Mr. Burton also has been the General Partner of the Burton partnerships since October 1979. Since January 1981, he has served as President and Chairman of South Atlantic Capital Corporation. Mr. Burton is a director of Capital Southwest Corporation and serves as an independent director on the BlackRock Equity Bond Board.

Eugene I. Davis has been one of our directors since November 2002. Mr. Davis is Chairman and Chief Executive Officer of Pirinate Consulting Group, LLC, a privately held consulting firm, and of RBX Industries, Inc., a manufacturer and distributor of rubber and plastic products. From May 1999 to June 2001, he served as Chief Executive Officer of SmarTalk Teleservices Corp., an independent provider of prepaid calling cards. Mr. Davis was Chief Operating Officer of Total-Tel Communications, Inc., a long-distance telecommunications provider from October 1998 to March 1999. Mr. Davis currently serves as the Chairman of the Board of Atlas Air Worldwide Holdings, Inc. In addition, during the past five years, Mr. Davis has held directorship positions with the following public companies: American Commercial Lines Inc., Exide Technologies, iPCS, Inc., Oglebay Norton Industrial Sands, Inc., Tipperary Corporation, Viskase Companies, Inc., McLeod Communications, Granite Broadcasting Corporation, Footstar Corporation, PRG-Schultz International, Inc., Silicon Graphics International Corp., SeraCare Life Sciences, Inc., FXI-Foamex Innovations, Ion Media Networks, Inc., Delta Airlines, Inc., Atari, Inc., Solutia Inc., Media General, Inc., Rural/Metro Corporation, TerreStar Corporation, Spectrum Brands, Inc., Ambassadors International, Inc., and DEX One Corporation.

O. Gene Gabbard has been one of our directors since September 2003. Mr. Gabbard has worked independently as an entrepreneur and consultant since February 1993. From August 1990 to January 1993, Mr. Gabbard served as Executive Vice President and Chief Financial Officer of MCI Communications Corporation. Mr. Gabbard also served from June 1998 to June 2002 as Chairman of the Board of ClearSource, Inc., a provider of broadband communications services. In January 2005, Mr. Gabbard was appointed to the

Board of Directors of COLT Group, S.A., Luxembourg, a provider of telecommunications service to businesses throughout Europe. Since June 2006, he has also been a member of the board and audit committee of Hughes Communications, Inc., Germantown, Maryland, a leading provider of satellite based data communications systems and services. He is currently a Special Limited Partner in Ballast Point Ventures, a venture capital fund based in St. Petersburg, Florida.

Campbell B. Lanier, III has been one of our directors since November 1995 and served as Chairman of the Board from September 1998 until July 2008, when he was designated as our Lead Director. Since May 2003, Mr. Lanier has served as Chairman and Chief Executive Officer of Magnolia Holding Company, LLC and Chairman of ITC Holding Company, LLC. Magnolia is a major shareholder in a promotional goods business, and a minor shareholder in Interactive Communications, Inc. (InComm), a provider of stored value card services, prepaid telephony, and other prepaid products. ITC Holding Company, LLC provides early stage funding for businesses in technology, telecom, and financial services. Mr. Lanier also served as Chairman of the Board and Chief Executive Officer of its predecessor entity, ITC Holding Company, Inc. from its inception in May 1989 until its sale to West Corporation in May 2003. During this period, Mr. Lanier was also an officer and director of several subsidiaries of ITC Holding, Inc. In conjunction with the sale of ITC Holding Company, Inc. to West Corporation, the ITC Holding Company name was transferred to an entity owned by Mr. Lanier, and continues to operate currently as ITC Holding Company, LLC (noted above). In addition, since January 2008 Mr. Lanier has served as Manager of the General Partner of ITC Partners Fund I, LP, a private investment fund targeting primarily early stage technology companies. Mr. Lanier has also served as a Managing Director of South Atlantic Private Equity Fund, IV, Limited Partnership since July 1997, and as a Senior Director of Kinetic Ventures, LLC since January 2009. Mr. Lanier is a nominee for Class III director.

William H. Scott, III has been one of our directors since November 1995. He served as President of ITC Holding Company, Inc. from December 1991 and was a director of that company until its sale in May 2003. Mr. Scott is a private investor in and serves as a director of several private companies.

CORPORATE GOVERNANCE

Independent Directors and Lead Director

Following the annual meeting, the board of directors will consist of six directors. The board of directors has determined that a majority of those directors, Messrs. Lanier, Burgess, Burton, Gabbard, Davis and Scott, are independent as defined by the rules of NASDAQ. The independent directors serving on the Company’s board of directors have appointed Mr. Lanier to serve as the board’s Lead Director. As Lead Director, Mr. Lanier serves as a liaison between the Chief Executive Officer and the other directors.

Board Leadership Structure

As is often common practice among public companies in the United States, our board of directors has appointed the Company’s Chief Executive Officer to serve as Chairman of the Board. In his position as CEO, Mr. Johnson has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the board of directors, presides over its meetings and communicates its strategic findings and guidance to management. The board of directors believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision. In addition, we have found that our CEO is the most knowledgeable member of the board of directors regarding risks the Company may be facing and, in his role as Chairman, is able to facilitate the board’s oversight of such risks. However, no single leadership model is right for all companies at all times, and we have no bylaw or policy in place that mandates that the CEO serve as the Chairman of the Board. Our board of directors recognizes that depending on the circumstances, other leadership models, such as a separate independent Chairman of the Board, might be appropriate. Accordingly, the board of directors periodically evaluates its leadership structure.

As noted earlier, the independent directors have appointed a Lead Director, which provides balance to the board’s structure. With a supermajority of independent directors, an Audit Committee, a Nominating Committee and a Compensation and Stock Option Committee each comprised entirely of independent directors, and a Lead Director to facilitate interaction between all directors, including the Chairman of the Board, the Company’s board of directors is comfortable that its existing leadership structure provides for an appropriate balance that best serves the Company and its stockholders. The board of directors periodically reviews its leadership structure to ensure that it remains the optimal structure for our Company and our stockholders.

Board Oversight of Risk

Our board of directors recognizes that, although risk management is primarily the responsibility of our management team, the board plays a critical role in the oversight of risk. The board of directors believes that an important part of its responsibilities is to assess the major risks the Company faces and review the Company’s options for monitoring and controlling these risks. The board of directors has delegated responsibility for the Company’s overall risk assessment and risk management policies to the Audit Committee. The Audit Committee also has specific responsibility for oversight of risks associated with financial accounting and audits, internal control over financial reporting, and investments, including the Company’s risk assessment and management policies and the Company’s major financial risk exposure and the steps taken by management to monitor and mitigate such exposure. The Compensation and Stock Option Committee oversees the risks relating to the Company’s compensation policies and practices, as well as management development and leadership succession in the Company. The board of directors as a whole examines specific business risks in its regular reviews of the individual business units and also on a company-wide basis as part of its regular strategic reviews.

Our risk oversight structure is supported by our board leadership structure, which allows Mr. Johnson to take an active role in risk analysis and risk oversight as Chairman of the Board and Chief Executive Officer,

working together with our Lead Director, the board of directors, our independent Audit Committee and our Compensation and Stock Option Committee.

Board Composition

The Company’s board of directors is comprised of individuals with diverse experience at policy-making levels in a variety of industries and businesses in areas that are relevant to the Company’s activities. Each director was nominated on the basis of the unique experience, qualifications, attributes and skills that he brings to the board, as well as how those factors blend with those of the others on the board as a whole. On an individual basis:

•

Mr. Johnson brings to the Company his extensive management experience, including a number of years in the telecommunications industry prior to joining Knology. Mr. Johnson also has substantial knowledge of the Company having served as its Chief Executive Officer and as a director for 12 years.

•

Mr. Burgess has significant experience with information technology, gained from a 30 year career with Accenture focused on information technology consulting. Mr. Burgess also brings experience and insight to the board with respect to regulated industries, internal controls, financial reporting and information systems.

•

Mr. Burton has extensive experience as a venture capitalist working with both private and public companies from the start-up stages through their exit strategy. Mr. Burton also has served as a director of several public and private companies and a general partner in venture capital and private equity investment vehicles. Mr. Burton provides valuable insight into the stockholder’s perspective on value creation and strategic decisions.

•

Mr. Davis offers leadership and experience from serving as a board member of over 20 public companies and as chairman and chief executive of several companies. Mr. Davis also brings to the board experience in the telecommunications industry and expertise with respect to risk management. Mr. Davis provides insight into matters pertaining to the Company’s capital structure and merger and acquisition opportunities.

•

Mr. Gabbard brings management and industry experience having served in executive positions with several companies in the communications industry. Mr. Gabbard brings particular insight to the board in the technology sector and strategic planning and financial oversight.

•

Mr. Lanier has extensive knowledge of the Company’s business and financial position, having served as a director since 1995 and as Chairman of the Board from 1998 to 2008. Mr. Lanier has a distinguished record as an entrepreneur and early stage investor in the telecom, technology and financial services industries and has served and continues to serve as a director for several private companies.

•

Mr. Scott brings extensive knowledge of the Company having served as a director since 1995. Mr. Scott also brings leadership experience as well as operational and accounting expertise, having served as a director of several private companies. Mr. Scott has experience with regard to the financial management of regulated companies.

Meetings and Committees of the Board

The board of directors is responsible for the oversight of our operations. The board of directors has delegated certain of its authority to several board committees to assist in its supervision of our overall affairs. The board of directors met five times in 2010. In addition to meetings of the full board, directors also attended meetings of board committees. All of the directors attended at least 75% of all the meetings of the board of directors and the committees on which they served during fiscal year 2010. It is our policy to encourage the members of the board of directors to attend the annual meeting of stockholders. Two members of the board of directors attended the 2010 annual meeting of stockholders.

The board of directors currently has the following standing committees, which meet on a regularly scheduled basis: Audit Committee; Compensation and Stock Option Committee; and Nominating Committee. The Audit Committee held eight meetings during 2010, the Compensation and Stock Option Committee held four meetings during 2010, and the Nominating Committee did not meet during 2010.

Audit Committee

The Audit Committee consists of Messrs. Burgess, Davis and Gabbard, with Mr. Gabbard serving as chairman. Each of the members of the Audit Committee is independent under the rules of NASDAQ and the SEC, which means that, among other things, these directors are not our officers or employees and are free from any relationship that would interfere with their exercise of independent judgment as members of this Committee. The board of directors has determined that one member of the Audit Committee, Mr. Gabbard, is an audit committee financial expert as defined under the rules of the SEC and otherwise financially sophisticated under the rules of NASDAQ. The Audit Committee operates under a written charter approved by the board of directors, which may be viewed online on our website at www.knology.com.

The Audit Committee is responsible for the selection, retention and compensation of our independent registered public accounting firm. The Audit Committee also reviews and makes recommendations with respect to the review and scope of audit arrangements; the independent accountants’ suggestions for strengthening internal controls; matters of concern to the Audit Committee, the independent accountants, or management relating to our financial statements or other results of the annual audit; the review of internal controls with our financial and accounting staff; the review of the activities and recommendations of our accounting staff; the review of the Company’s risk assessment and risk management; and the review of financial statements and other financial information that we publish.

Nominating Committee

Our Nominating Committee is responsible for, among other things, reviewing our board of directors’ structure, composition, and practices, and making recommendations on these matters to the board of directors, as well as reviewing, soliciting and making recommendations to the board of directors and stockholders with respect to candidates for election to the board of directors. The members of our Nominating Committee are Messrs. Davis and Scott. Messrs. Davis and Scott are independent under the rules of NASDAQ. The Nominating Committee operates under a written charter adopted by the board of directors, which may be viewed online on our website at www.knology.com.

Nomination Process.  The Nominating Committee is responsible for identifying and presenting to the board of directors qualified nominees for nomination to the board of directors and for service on committees of the board of directors. Under its charter, the Nominating Committee is permitted to engage third-party advisers to aid in identifying board members. The Nominating Committee is responsible for periodically reviewing the appropriate skills, perspectives, experiences and characteristics required of board members or nominees in the context of the perceived needs of the board of directors at the time. This review includes, among other relevant factors, issues of experience, reputation, judgment, diversity and skills. At a minimum, the Nominating Committee will consider (1) whether a board member or nominee is independent, (2) the number of other boards of directors and committees on which the member/nominee serves, and (3) whether the individual provides the appropriate experience and expertise in light of the other members currently serving on the board of directors and those whose terms are about to expire, and any other factors relating to the ability and willingness of a director/nominee to serve. When considering diversity, the Nominating Committee gives consideration to a wide range of diversity factors as a matter of practice but does not have a formal policy regarding diversity on the board of directors.

Nominations by Stockholders.  The Nominating Committee has a policy to consider suggestions for board membership submitted by stockholders. Our policy requires that the Nominating Committee evaluate nominees recommended by stockholders in accordance with the guidelines described above and pursuant to the Nominating

Committee’s charter. Stockholders may nominate director candidates for consideration by delivering notice to our Secretary at our principal executive offices in accordance with the provisions of our bylaws and the provisions set forth herein under the heading “Other Information — Stockholder Proposals for the 2012 Annual Meeting.” The nominees for directors being voted upon at the 2011 annual meeting are directors standing for re-election.

Compensation and Stock Option Committee

The Compensation and Stock Option Committee is responsible for determining and making recommendations to the board of directors concerning executive compensation, including base salaries, bonuses (and the basis for bonus awards), stock options, restricted stock and other benefits. The committee also periodically reviews and evaluates the risk involved with our compensation policies and practices and the relationship of such policies and practices to the Company’s overall risk and management of that risk. The members of the Compensation and Stock Option Committee are Messrs. Burton, Gabbard and Scott, all of whom are independent under the rules of NASDAQ. Mr. Scott serves as chairman of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee operates under a written charter adopted by the board of directors, which may be viewed online on our website at www.knology.com. Additional information regarding the Compensation and Stock Option Committee’s processes and procedures for consideration of executive compensation is provided in the “Compensation Discussions and Analysis” below.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we will provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under the program and policies with respect to our top executive officers, and the meaningful factors that we considered in making those decisions. Later in this proxy statement under the heading “Executive Compensation” is a series of tables containing specific information about the compensation earned or paid in 2010 to the following individuals, whom we refer to as our named executive officers:

•	Rodger L. Johnson, our Chairman and Chief Executive Officer
•	M. Todd Holt, our President and Chief Financial Officer
•	Bret T. McCants, our Executive Vice President of Operations
•	Chad S. Wachter, our Vice President, General Counsel and Secretary
•	John D. Treece, our Vice President and Chief Technology Officer

Compensation Philosophy and Objectives

The objective of our compensation program is to attract, retain and motivate qualified executives who contribute to our financial and operational success, which ultimately increases value for our stockholders. We believe that, in order to achieve this objective, our compensation program must:

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent;

•	recognize and reward individual initiative and achievement by providing significant upside opportunities for exceptional performance;

•	directly link a significant portion of executive compensation to the Company’s achievement of short-term and long-term goals and performance; and

•	closely align our executives’ interests with those of our stockholders by making stock-based incentives a core element of our compensation program.

We compensate our senior management through a combination of base salary, annual cash bonuses and equity grants that are designed to be competitive within the marketplace and to align management’s performance and incentives with the long-term interests of our stockholders. We analyze and compare our compensation levels with other companies in our industry that have similar annual revenues and also consider the compensation levels of certain other companies in the cable and telecommunications industries. Additionally, we consider the compensation levels for executives at other companies located in geographic areas which have a similar cost of living and availability of executive talent.

Our compensation programs and policies are designed to ensure that executives’ interests are closely aligned with those of our stockholders. Accordingly, a substantial portion of executive compensation, including annual cash bonuses and annual equity grants, is “at risk” and must be earned through achieving performance measurements. These awards are earned by achieving key financial measures and performance goals that are essential to both the short-term and long-term growth and success of our business, which when achieved, create value for our stockholders.

We provide competitive compensation levels in a cost-efficient manner that offer flexibility to the Company and are in the best interests of our stockholders. Our executive officers do not have employment contracts, severance arrangements or change of control agreements. We provide no perquisites and no tax gross-ups of any kind to our executives. However, we occasionally permit our Chairman and Chief Executive Officer to use a fractionally-owned corporate jet for personal use. All of our employees are eligible to participate in a 401(k) plan with a company match, but we do not provide any special retirement plans, deferred compensation plans, or executive benefits to our executives that are not also available to all of our full-time employees. Our executives participate in our health and welfare benefit plans on the same basis and at the same cost as all of our eligible full-time employees.

Role of the Compensation and Stock Option Committee

The Compensation and Stock Option Committee assists our Board of Directors in discharging its responsibilities relating to compensation of the Company’s executive officers. The Compensation and Stock Option Committee sets and approves all compensation paid to our executives, including base salaries, cash bonuses and equity grants. In accordance with its charter, the Compensation and Stock Option Committee has established a compensation strategy to attract and retain executive talent and motivate executive officers to improve their performance and the financial and operating performance of the Company. The Committee reviews the compensation strategy annually to ensure that the program and policies support the appropriate Company objectives and align with stockholder interests.

The Compensation and Stock Option Committee reviews the performance and compensation of our Chief Executive Officer and establishes his compensation level on an annual basis. The Committee also reviews the performance and approves compensation annually for the other executive officers, after considering the recommendations of the Chief Executive Officer and the Vice President of Human Resources.

The Compensation and Stock Option Committee previously engaged compensation consultants from the Hay Group to analyze and make recommendations regarding executive compensation policies and practices. The results of this study continue to set the framework for the fundamental design for our current executive compensation plan. No compensation consultants were utilized in 2010. The Compensation and Stock Option Committee does, however, review compensation for our executive officers annually considering current compensation trends, economic conditions, the performance of the business and relevant compensation survey data. Compensation data from the Croner Company Cable and Satellite MSO Compensation Survey and the Economic Research Institute were considered in this review. This data was used to obtain a general understanding of current compensation practices and to confirm that our current compensation program and policies are competitive within the market and within our industry.

How We Determine and Assess Executive Compensation

Historically, executive compensation has been established based upon data obtained from cable and telecommunications industry compensation surveys and other survey data that provides benchmark compensation information. The Croner Company Cable and Satellite MSO Compensation Survey data includes a broad range of companies within those industries that vary widely in terms of company size and annual revenues. The survey companies that provide the most appropriate benchmark comparisons for us are those companies that generally have similar annual revenues and operating characteristics. We annually identify a list of peer companies and review and compile data from their public filings as a reference point for compensation comparison with our Company. The companies included in our compensation review for 2010 were RCN Corporation, MediaCom Communications Corporation, Charter Communications and SureWest Communications. We also consider the geographic location of these companies and compensation practices and rates for similar job classifications, as reported by the Economic Research Institute. The Economic Research Institute offers a broader range of executive compensation information regarding compensation rates and practices for comparable classifications of executives. This data is modified for our industry, annual revenues and our geographic location. The Company’s practice has been to pay base salaries which are at or generally near the midpoint of the survey data and to place a significant portion of compensation at risk in the form of annual performance-based cash bonuses and performance based equity awards.

Elements of our Compensation Program

Our compensation program consists of the following elements: base salaries, performance-based annual cash bonuses and performance-based annual long-term equity awards.

Base Salaries.  We provide base salaries to our executive officers as compensation for successfully performing day-to-day job responsibilities and sustaining performance. Base salaries for our executive officers are determined by evaluating the scope of the responsibilities of the specific position, the experience of the individual executive, and the competitive marketplace for similar executive talent, including a comparison of base salaries for similar positions at comparable companies. In 2010, our named executive officers received modest increases in their base salaries, ranging from 1.6% to 2.5%, which result in base salaries that were generally below the midpoint of the market data for their positions.

Annual Cash Incentive Bonuses.  Annual bonus targets are determined by evaluating the competitive marketplace for total cash compensation for similar positions. Cash bonuses are paid annually based upon actual Company performance as compared to key performance goals that are established in advance by the Compensation and Stock Option Committee. While we generally set salaries near the midpoint of our survey information, we believe it is appropriate to set incentive bonus targets that are relatively high as compared to salaries. It is our philosophy that a significant portion of executive compensation should be performance-based and “at risk” in order to closely align the interests of our executive officers with the interests of our stockholders. We design our annual bonus compensation program to reward executives based on the Company’s achievement of pre-established goals derived from performance criteria which are the most important drivers of the Company’s success and are likely to create the best return for our stockholders. As such, these goals generally require growth in the key performance measurements of our business and are also linked to our annual budget, which is approved by our Board of Directors. The performance goals are reviewed and approved by the Compensation and Stock Option Committee early in the calendar year and are not typically adjusted during the year.

For 2010, the Compensation and Stock Option Committee established a target bonus opportunity for each of our named executive officers. Our Chief Executive Officer had a target cash bonus opportunity equal to 71% of his base salary. The Executive Vice President of Operations and the President and Chief Financial Officer each had a target cash bonus opportunity of 50% of their base salaries. The other named executive officers had a target cash bonus opportunity of 40% of their base salaries. The annual cash bonus opportunities are achieved by meeting or exceeding pre-established performance goals relating to revenue, EBITDA, levered free cash flow and net income. The Compensation and Stock Option Committee established aggressive performance goals at levels that were intended to be challenging to achieve. The 2010 performance goals are stated in terms of growth dollars and consisted of revenue growth of $ 22.7 million; EBITDA growth of $8.4 million; levered free cash flow growth of $7.1 million, excluding the impact of our incremental budgeted network expansion “edge out” investment; and net income growth of $32.7 million. Each of the performance goals was assigned a weight by the Compensation and Stock Option Committee. The EBITDA performance goal was weighted at 40% of the cash bonus payout. Each of the revenue, levered free cash flow, and net income goals were weighted at 20% of the cash bonus payout. For 2010, in addition to the four performance goals described above, the Compensation and Stock Option Committee approved an incremental cash bonus pool to be funded by a portion of each dollar of EBITDA generated in excess of the EBITDA growth target.

Bonuses are not paid for any individual performance goal if the achievement of that performance goal is less than 80% of the target. There is no cap or maximum payout for the cash bonuses. For example, if 150% of the revenue performance target is achieved, the executives would be paid 150% of their target cash bonus for that performance goal. The actual cash bonus paid to each executive officer is based upon corporate consolidated results and a blended calculation of actual performance using each of the pre-approved and weighted performance goals.

As previously announced, during 2010 the Company completed its acquisition of Sunflower Broadband (the “Sunflower Acquisition”) together with a related refinancing of its debt (the “Refinancing”). Excluding the effects of the Sunflower Acquisition and the Refinancing, the Company’s 2010 consolidated achievement of its performance targets was 99.7% consisting of achievement of 103.2% of the revenue growth target; 107.0% of the EBITDA growth target; 85.0% of the levered free cash flow target and 96.2% of the incremental net income target. Taking into consideration the overachievement as compared to the EBITDA growth target and the positive effect of the Sunflower Acquisition and the Refinancing, the Compensation and Stock Option Committee approved a total bonus payout of 106.7% of the target award, which includes the payout of the incremental cash bonus pool.

Equity Compensation.  The Compensation and Stock Option Committee recognizes the value of equity awards to retain key executive talent, align executive interests with stockholders and keep executives motivated to meet the Company’s long-term goals. The Committee assessed and evaluated various forms of equity compensation and determined that a mix of stock options and restricted stock would provide the most appropriate incentive for short and long-term performance, alignment with stockholder interests and retention value for our executive officers. Accordingly, our compensation program provides executive officers with the opportunity to earn awards of stock options and restricted stock based on the Company’s achievement of the pre-established annual performance goals.

The Compensation and Stock Option Committee has established an equity target number of shares for each executive officer, of which, 60% of the award is granted in stock options and 40% of the award is granted in restricted stock. Equity awards are based on the same pre-established performance goals as our annual cash bonus plan, and were granted in the first quarter of 2011. The equity target for our Chairman and CEO was established as 80,000 shares annually. The equity target for each of our President and Chief Financial Officer and our Executive Vice President of Operations was established as 30,000 shares annually, the equity target for our other named executive officers was established as 20,000 shares annually. The equity awards established by the Compensation and Stock Option Committee are always performance based.

The actual number of stock options and restricted shares granted may increase or decrease based upon the Company’s consolidated performance as compared to the performance goals described above. For example, threshold consolidated performance of 80% will typically result in the grant of 80% of the target number of shares for each executive officer. The maximum number of shares awarded as an equity grant is 120% of the target number of shares. After evaluating the achievement of the performance targets and recognizing the positive effect of the Sunflower Acquisition and the Refinancing, the Committee determined that executive officers should receive an equity grant equal to their target equity award level. In accordance with the past practice, executive officers received 60% of their equity award as incentive stock options and 40% of their equity award as restricted stock. The equity grants were awarded on February 15, 2011.

The exercise price for stock options is determined by the closing price of the Company’s common stock on the day that options are granted. Stock options awarded to our executive officers vest 25% per year over a four year period, and restricted stock vests 33% each year over a three year period from the anniversary date of the grant. The Company does not have a program, plan or practice of timing equity grants with the release of material non-public information.

Retirement Plans.  During 2010 the Company maintained a Safe Harbor, Qualified Automatic Contribution Arrangement 401(k) plan pursuant to which the Company matched employee contributions. The Company matched the first 1% of employee contributions at 100% and the next 5% of employee contributions at 50%, up to a maximum employee tax deferred contribution of 6%, subject to regulatory contribution limits and discrimination testing requirements. The Company does not sponsor or maintain any special retirement plans or benefits for executive officers, other than what is provided to all of our eligible employees.

Perquisites and Other Benefits.  We generally do not provide special perquisites to our executive officers. As previously mentioned, we occasionally permit our Chairman and Chief Executive Officer to use a fractionally-owned corporate jet for personal use. This use is typically limited to situations that promote his availability and efficiency with respect to his job responsibilities. The use of the aircraft for personal travel is treated as imputed income for payroll purposes. During 2010, our Chairman and Chief Executive Officer used the corporate jet for personal use which was valued at $3,167.

Executives also participate in the Company’s benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, short-term disability and long-term disability.

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a material factor in determining the amounts of compensation for our executive officers. However, the Compensation and Stock Option Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to us with the benefit/value to the executives.

Code Section 162(m) places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our named executive officers. It is the Compensation and Stock Option Committee’s intent to maximize deductibility of executive compensation while retaining the discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. All compensation paid to our executive officers in 2010 was fully deductible by the Company.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The Compensation and Stock Option Committee of the board of directors hereby furnishes the following report in accordance with rules adopted by the SEC.

The Compensation and Stock Option Committee has reviewed and discussed with management the information included under the “Compensation Discussion and Analysis” contained in this proxy statement.

Based upon this review and discussions, the Compensation and Stock Option Committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, each of which will be filed with the SEC.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

This report is submitted on behalf of the members of the Compensation and Stock Option Committee.

Compensation and Stock Option Committee

Donald W. Burton

O. Gene Gabbard

William H. Scott, III, Chairman

EXECUTIVE COMPENSATION

Summary Compensation

The following table provides information regarding compensation earned by or paid to each of the named executive officers for services rendered in all capacities for 2010, 2009 and 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Rodger L. Johnson Chief Executive Officer and Chairman	2010 2009 2008	511,838 503,130 492,864	357,440 173,440 2,038,510	473,746 136,896 988,374	391,308 285,778 -	16,811 9,576 20,653	1,751,143 1,108,820 3,540,401

M. Todd Holt (4) President and Chief Financial Officer	2010 2009 2008	305,192 300,000 268,419	134,040 65,049 784,800	177,655 51,336 374,850	164,313 160,000 -	10,635 6,013 7,918	791,835 582,398 1,435,987

Bret T. McCants Executive Vice President of Operations	2010 2009 2008	305,192 300,000 286,946	134,040 65,049 784,800	177,655 51,336 374,850	164,313 160,000 -	10,595 9,013 8,740	791,795 585,398 1,455,336

Chad S. Wachter Vice President, General Counsel and Secretary	2010 2009 2008	229,703 226,180 223,169	89,360 43,360 425,190	118,436 34,224 209,388	98,863 72,378 -	10,522 6,069 7,974	546,884 382,211 865,721

John D. Treece Vice President of Engineering and Chief Technology Officer	2010	212,341	32,806	43,476	91,216	19,973	399,812

(1)	Reflects the aggregate grant date fair value of stock and option awards granted under the Knology, Inc. 2008 Incentive Plan (the “2008 Plan”). The grant date fair value of the awards was determined in accordance with Financial Accounting Standards Board ASC Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 8 to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on March 15, 2011.
(2)	Reflects annual cash incentives earned pursuant to our annual bonus program. For information regarding our annual bonus program, see the discussion in the “Compensation Discussions and Analysis” included elsewhere in this Proxy Statement.
(3)	For each named executive officer, amounts include premiums on term life insurance paid by us and employer matching contributions to our 401(k) plan. Additionally for Mr. Johnson, the amounts include the incremental cost to us for his personal use of our fractionally-owned corporate jet, totaling $3,167 and $6,047 in 2010 and 2008, respectively. Mr. Johnson did not have any personal use of our fractionally-owned corporate jet in 2009. Additionally, for Mr. Treece, the amount includes $16,733 of relocation costs in 2010.
(4)	Mr. Holt was appointed President in July 2008. Prior to such date he served as our Chief Financial Officer. From April 27, 2009 to February 1, 2011, Mr. Holt assumed the dual responsibilities of President and Chief Financial Officer. On February 1, 2011 Robert K. Mills was appointed Chief Financial Officer, with Mr. Holt continuing as President.

Grants of Plan-Based Awards

The following table sets for the plan-based grants made to our named executive officers during the fiscal year ended December 31, 2010.

2010 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)
Rodger L. Johnson		290,724	363,405	-
	2/15/10				32,000			357,440
	2/15/10					48,000	11.17	473,746

M. Todd Holt		122,077	152,596	-
	2/15/10				12,000			134,040
	2/15/10					18,000	11.17	177,655

Bret T. McCants		122,077	152,596	-
	2/15/10				12,000			134,040
	2/15/10					18,000	11.17	177,655

Chad S. Wachter		73,505	91,881	-
	2/15/10				8,000			89,360
	2/15/10					12,000	11.17	118,436

John D. Treece		67,949	84,936	-
	2/15/10				2,937			32,806
	2/15/10					4,405	11.17	43,476

(1)	Reflects threshold and target payout levels under our 2010 annual bonus program. Payouts under the annual incentive plan begin when 80% of the growth performance target has been met with respect to at least one of four performance targets. Each target is evaluated separately, and therefore the blended payout rate may be less than 80% if one or more of the other targets are not met. There is no maximum payout under the program. For more information, please see the description of our annual bonus program contained in the “Compensation Discussion and Analysis.” In each case, the actual amount earned by each named executive officer in 2010 is reported under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Reflects shares of restricted stock granted under the 2008 Plan that vest in one-third increments on each of the first three anniversaries of the date of grant.
(3)	Reflects stock options granted under the 2008 Plan that vest in one-quarter increments on each of the first four anniversaries of the date of grant.
(4)	Reflects the grant date fair value of the awards determined in accordance with FASB ASC Topic 718.

Outstanding Equity Awards

The table below shows outstanding equity awards held by our named executive officers as of the fiscal year ended December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards						Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Name		Exercisable	Unexercisable
Rodger L. Johnson	5/7/2004	32,925	0	6.87	(4)	5/16/2011
	5/7/2004	6,834	0	6.87	(4)	5/18/2011
	5/7/2004	8,080	0	6.87	(4)	4/24/2012
	5/7/2004	12,554	0	6.87	(4)	12/31/2012
	5/7/2004	13,352	0	6.87	(4)	4/29/2013
	5/7/2004	23,361	0	6.87	(4)	5/7/2014
	5/3/2005	30,597	0	1.70		5/3/2015
	6/23/2005	46,827	0	1.90		6/23/2015
	8/4/2005	43,968	0	2.41		8/4/2015
	11/8/2005	46,179	0	1.98		11/8/2015
	2/27/2006	52,150	0	5.08		2/27/2016
	5/2/2006	80,000	0	7.94		5/2/2016
	1/30/2007	11,040	3,680	13.04		1/30/2017
	2/12/2008	24,000	24,000	10.93		2/12/2018
	5/8/2008	62,500	62,500	13.51		5/8/2018
	2/12/2009	12,000	36,000	5.42		2/12/2019
	2/15/2010		48,000	11.17		2/15/2020
	2/12/2008						10,667	166,717
	5/8/2008						41,666	651,240
	2/12/2009						21,333	333,435
	2/15/2010						32,000	500,160

M. Todd Holt	5/3/2005	15,018	0	1.70		5/3/2015
	6/23/2005	3,571	0	1.90		6/23/2015
	8/4/2005	3,353	0	2.41		8/4/2015
	8/30/2005	22,500	0	2.17		8/30/2015
	11/8/2005	5,283	0	1.98		11/8/2015
	5/2/2006	60,000	0	7.94		5/2/2016
	1/30/2007	17,760	5,920	13.04		1/30/2017
	2/12/2008	7,500	7,500	10.93		2/12/2018
	5/8/2008	25,000	25,000	13.51		5/8/2018
	2/12/2009	4,500	13,500	5.42		2/12/2019
	2/15/2010		18,000	11.17		2/15/2020
	2/12/2008						3,333	52,095
	5/8/2008						16,666	260,490
	2/12/2009						8,000	125,040
	2/15/2010						12,000	187,560

	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Name		Exercisable	Unexercisable
Bret T. McCants	5/3/2005	22,309	0	1.70	5/3/2015
	6/23/2005	6,325	0	1.90	6/23/2015
	8/4/2005	5,939	0	2.41	8/4/2015
	11/8/2005	6,238	0	1.98	11/8/2015
	2/27/2006	7,045	0	5.08	2/27/2016
	5/2/2006	60,000	0	7.94	5/2/2016
	1/30/2007	17,760	5,920	13.04	1/30/2017
	2/12/2008	7,500	7,500	10.93	2/12/2018
	5/8/2008	25,000	25,000	13.51	5/8/2018
	2/12/2009	4,500	13,500	5.42	2/12/2019
	2/15/2010		18,000	11.17	2/15/2020
	2/12/2008					3,333	52,095
	5/8/2008					16,666	260,490
	2/12/2009					8,000	125,040
	2/15/2010					12,000	187,560

Chad S. Wachter	5/3/2005	28,353	0	1.70	5/3/2015
	6/23/2005	5,760	0	1.90	6/23/2015
	8/4/2005	5,409	0	2.41	8/4/2015
	11/8/2005	5,680	0	1.98	11/8/2015
	2/27/2006	6,415	0	5.08	2/27/2016
	5/2/2006	40,000	0	7.94	5/2/2016
	1/30/2007	2,760	920	13.04	1/30/2017
	2/12/2008	6,000	6,000	10.93	2/12/2018
	5/8/2008	12,500	12,500	13.51	5/8/2018
	2/12/2009	3,000	9,000	5.42	2/12/2019
	2/15/2010		12,000	11.17	2/15/2020
	2/12/2008					2,666	41,670
	5/8/2008					8,333	130,245
	2/12/2009					5,333	83,355
	2/15/2010					8,000	125,040

John D. Treece	8/19/2009		18,750	7.88	8/19/2019
	2/15/2010		4,405	11.17	2/15/2020
	8/19/2009					10,000	156,300
	2/15/2010					2,937	45,905

(1)	Vest in one-quarter increments on each of the first four anniversaries of the grant date.
(2)	Vest in one-third increments on each of the first three anniversaries of the grant date.
(3)	Reflects the value as calculated based on the closing price of our common stock on December 31, 2010, the last trading day in 2010 ($15.63).
(4)	Reflects options granted in connection with an option repricing in 2004 pursuant to which our board of directors cancelled outstanding stock options that were underwater and replaced them with new options having an exercise price equal to $6.87, the fair market value of our common stock on the grant date.

Option Exercises and Stock Vested

The following table sets forth options exercised by and stock awards vested for our named executive officers during the fiscal year ended December 31, 2010.

2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Rodger L. Johnson	-	-	84,761	988,418

M. Todd Holt	-	-	29,441	346,325

Bret T. McCants	5,000	68,900	29,441	346,325

Chad S. Wachter	20,000	220,494	19,107	221,481

John D. Treece	6,250	31,563	5,000	63,300

(1)	Reflects the value as calculated by the difference between the market price of our common stock on the dates of exercise, and the exercise price of the stock options.
(2)	Value realized represents the fair market value of the underlying shares on the 2010 vesting dates multiplied by the number of shares vested.

Potential Payments upon Termination or Change in Control

The following discussion summarizes the compensation and benefits payable to the named executive officers in the event of a termination of employment under various circumstances, assuming that a termination of employment had occurred on December 31, 2010. We do not have employment agreements or other individual arrangements with the named executive officers that provide for specific benefits upon a termination of employment. In general, upon termination of employment, the named executive officers would receive compensation and benefits that had already vested. This would include accrued but unpaid salary, accrued and unused vacation pay, and any balance under the 401(k) plan.

In the event of a change in control of the Company, or if a named executive officer’s employment terminates by reason of death or disability, all of his outstanding options will become fully vested and exercisable and all restrictions on his shares of restricted stock will lapse. The following table reflects the value of accelerated options and restricted stock assuming that a change in control had occurred on December 31, 2010, or that a named executive officer’s employment had terminated as of December 31, 2010, by reason of his death or disability.

	Value of Options ($) (1)	Value of Restricted Shares ($) (2)	Total
Rodger L. Johnson	836,471	1,661,552	2,498,023
M. Todd Holt	321,698	625,177	946,875
Bret T. McCants	321,698	625,177	946,875
Chad S. Wachter	202,493	380,310	582,803
John D. Treece	164,959	202,205	367,164

(1)	Value is based on the excess of the fair market of the underlying shares of our common stock as of December 31, 2010 ($15.63) over the exercise price of the unvested options.
(2)	Value is based on the fair market value of our common stock as of December 31, 2010 ($15.63).

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by us to non-employee directors for the fiscal year ended December 31, 2010.

2010 Director Compensation

	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Campbell B. Lanier, III	14,000	-	14,000
Alan A. Burgess	15,000	-	15,000
Donald W. Burton	16,000	-	16,000
Eugene I. Davis	28,500	-	28,500
O. Gene Gabbard	20,000	-	20,000
William H. Scott, III	16,000	-	16,000

(1)	There were no option awards to directors during 2010. The aggregate number of options held by each director as of December 31, 2010, was as follows: Mr. Lanier, 8,680; Mr. Burgess, 9,730; Mr. Burton, 8,680; Mr. Davis, 7,500; Mr. Gabbard, 12,560; and Mr. Scott, 8,680.

Cash Compensation.  All directors are reimbursed for their reasonable out-of-pocket travel expenditures. Our non-employee directors receive the following cash compensation:

Quarterly Retainer	$2,500	(a)
Fee per board of directors meeting:
In person	1,000
Via telephone	250
Fee per committee meeting for committee members	500
Fee per committee meeting for Chair of committee	1,000

(a)	Mr. Davis, who was originally appointed to the board of directors pursuant to our stockholders agreement, receives an annual retainer fee of $25,000.

Equity Compensation.  Our non-employee directors may receive stock options pursuant to our 2008 Plan, upon their election to or continued service on the board of directors. Future grants of stock options to directors, and the terms and conditions thereof, will made in accordance with the terms and conditions of a plan, program or policy for the compensation of non-employee directors as in effect from time to time.

EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2010, regarding compensation plans under which the Company’s equity securities are authorized for issuance.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options or Vesting of Stock Awards		(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	3,650,514	(1)	$8.91	2,034,368	(2)
Equity Compensation Plans Not Approved by Stockholders	-		-	-
Total	3,650,514		$8.91	2,034,368

(1)	Includes shares to be issued pursuant to the exercise or settlement of awards granted under Knology, Inc. Amended and Restated 2002 Long-Term Incentive Plan, the 2006 Incentive Plan and the 2008 Plan; includes 432,619 shares to be issued pursuant to grants of full-value stock awards.
(2)	Includes 515,209 shares available for issuance pursuant to grants of full-value stock awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and 10% beneficial owners file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director, executive officer or 10% beneficial owner and any changes thereafter in their ownership of our equity securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934, as amended. To our knowledge, based solely on a review of the copies of such reports furnished to us during the fiscal year ended December 31, 2010, all reports required by Section 16(a) applicable to directors, executive officers and 10% beneficial owners were timely filed by such persons, except that Campbell B. Lanier, III reported late six transactions, which were initiated by an immediate family member during 2009 and 2010, on one Form 4 filed on March 10, 2011.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2011 for the following persons:

•	each person known by us to beneficially own more than 5% of our outstanding common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our directors and officers as a group.

As of February 28, 2011, there were 37,349,059 shares of our common stock issued and outstanding. Unless otherwise indicated, the address of each of the named individuals is c/o Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia, 31833.

Beneficial Owner (1)	Number of Shares (1)	Percentage Ownership (2)
Farallon Capital Management, L.L.C. (3)	3,562,394	9.5%
The Burton Partnerships (4)	4,794,588	12.8%
T. Rowe Price Associates, Inc. (5)	2,572,150	6.9%
Brown Advisory Holdings, Inc. (6)	1,895,530	5.1%
Alan A. Burgess (7)	38,530	*
Donald W. Burton (4)(8)	4,871,189	13.0%
Eugene I. Davis (9)	20,035	*
O. Gene Gabbard (10)	113,027	*
Rodger L. Johnson (11)	845,154	2.2%
Campbell B. Lanier, III (12)	703,073	1.9%
William H. Scott, III (13)	133,760	*
M. Todd Holt (14)	226,560	*
Bret T. McCants (15)	223,395	*
John D. Treece (16)	2,081	*
Chad S. Wachter (17)	156,011	*
Officers and directors as a group (11 persons)	7,332,815	19.1%

*	Less than 1.0%
(1)	A person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days of February 28, 2011. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.
(2)	For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options held by such beneficial owner exercisable within 60 days of February 28, 2011 were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.
(3)

The address of Farallon Capital Management, LLC is One Maritime Plaza, Suite 2100, San Francisco, California 94111. Information is based solely on a Schedule 13G/A filed with the SEC on January 11, 2011 with respect to our common stock. The Schedule 13G/A was filed by the following entities and persons: (i) Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the shares of our common stock held by it; (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the shares of our common stock held by it; (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the shares of our common stock held by it; (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the shares of our common stock held by it; (v) Farallon

Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the shares of our common stock held by it; (vi) Farallon Capital (AM) Investors, L.P., a Delaware limited partnership (“FCAMI”), with respect to the shares of our common stock held by it (FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI are together referred to herein as the “Farallon Funds”); (vii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), with respect to the shares of our common stock held by one or more accounts (the “Managed Accounts”), each as managed by the Management Company; (viii) Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is the general partner of each of the Farallon Funds, with respect to the shares of our common stock held by each of the Farallon Funds; and (ix) the following reporting persons, each of whom is, a managing member of both the Farallon General Partner and the Management Company, with respect to the shares of our common stock held by the Farallon Funds and the Managed Accounts: Richard B. Fried; Daniel J. Hirsch; Monica R. Landry; Davide Leone; Michael G. Linn; Douglas M. MacMahon; Stephen L. Millham; Rajiv A. Patel; Thomas G. Roberts, Jr.; Andrew J. M. Spokes; Thomas F. Steyer; John R. Warren; and Mark C. Wehrly.

(4)	The address of The Burton Partnerships is 565 Pine Drive, Jackson, Wyoming 83001-4643. Includes 3,595,944 shares of our common stock held by The Burton Partnership (QP), Limited Partnership of which Mr. Burton is the sole general partner; and 1,198,644 shares of our common stock held by The Burton Partnership, Limited Partnership of which Mr. Burton is the general partner.
(5)	The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. Information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2011 with respect to our common stock.
(6)	The address of Brown Advisory Holdings, Inc. is 901 South Bond Street, Suite 400, Baltimore, Maryland, 21231. Information is based solely on a Schedule 13G filed with the SEC on March 10, 2011 with respect to our common stock. The Schedule 13G was filed by Brown Advisory Holdings Inc. (“BAHI”) with respect to the shares of our common stock beneficially owned by investment companies and other managed accounts of direct/indirect subsidiaries of BAHI including Brown Investment Advisory Incorporated and Brown Investment Advisory & Trust Company.
(7)	Includes 10,780 shares of our common stock issuable under options.
(8)	The address of Mr. Burton and Snake River Partners is 614 West Bay Street, Tampa, Florida 33606. Includes 3,595,944 shares of our common stock held by The Burton Partnership (QP), Limited Partnership of which Mr. Burton is the sole general partner; and 1,198,644 shares of our common stock held by The Burton Partnership, Limited Partnership of which Mr. Burton is the general partner; and 4,442 shares of our common stock held by Snake River Partners of which Mr. Burton is general partner. Includes 8,680 share of our common stock issuable under options.
(9)	The address of Mr. Davis is 5 Canoe Drive, Livingston, New Jersey 07039. Includes 7,500 shares of our common stock issuable under options. Mr. Davis will not stand for re-election.
(10)	Includes 12,560 shares of our common stock issuable under options.
(11)	Includes 546,047 shares of our common stock issuable under options.
(12)	Includes 18,135 shares of our common stock held by The Campbell B. Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. Lanier is trustee; 147,285 shares of our common stock held by the Lanier Family Foundation, of which Mr. Lanier is co-trustee; 138,177 shares of our common stock held by the Charitable Remainder Education Trust III; and 36,300 shares of our common stock held by Mr. Lanier’s wife. Also includes 8,680 shares of our common stock issuable under options.
(13)	Includes 22,471 shares of our common stock held by the Melissa H. Lanier 1997 GST Trust, of which Mr. Scott is trustee; 388 shares of our common stock held by Martha Jernigan Scott; and 75,000 shares of our common stock held by the William H. Scott, III February 2009 Annuity Trust of which Mr. Scott is the trustee. Also includes 8,680 shares of our common stock issuable under options.
(14)	Includes 183,155 shares of our common stock issuable under options.
(15)	Includes 181,286 shares of our common stock issuable under options.
(16)	Includes 1,102 shares of our common stock issuable under options.
(17)	Includes 124,397 shares of our common stock issuable under options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation and Stock Option Committee during 2010: William H. Scott, III; Donald W. Burton; and O. Gene Gabbard. None of such persons was an officer or employee of Knology during 2010 or at any time in the past. During 2010, none of the members of the Compensation and Stock Option Committee had any relationship with the Company requiring disclosure under applicable rules of the SEC. None of our executive officers serves as a member of the board of directors or compensation committee, or similar committee, of any other company that has one or more of its executive officers serving as a member of our board of directors or our Compensation and Stock Option Committee.

TRANSACTIONS WITH RELATED PERSONS

We recognize that transactions between us and any of our directors, executive officers and significant stockholders can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of us and our stockholders. Therefore, as a general matter and in accordance with the Standards of Conduct and Ethics for Employees, Officers and Directors of Knology, Inc., it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of us and our stockholders. Accordingly, we have adopted a written Statement of Policies and Procedures with respect to Transactions with Related Persons. In accordance with these Policies and Procedures and consistent with the requirements of NASDAQ, our Audit Committee will review all transactions in which we are or will be a participant and the amount involved exceeds $120,000 if a related person had, has or will have a direct or indirect material interest in such transaction. Any such potential transaction is required to be reported to our general counsel, who is then required to submit such transaction to our Audit Committee or to our Compensation Committee (if the transaction involves compensation matters) for their review. The Audit Committee or the Compensation Committee, as the case may be, will only approve such related person transactions if in their judgment the transactions are in, or are not inconsistent with, the best interests of us and our stockholders.

In making such a determination, the reviewing committee is required to consider in good faith all of the relevant facts and circumstances available to it including (if applicable, and without limitation) the benefits to us of the transaction, the availability of other sources for the products or services to be provided, the terms of the transaction, the terms available to unrelated third parties generally, and the ongoing impact of the transaction on a director’s independence. A director is precluded from participating in any review, consideration, approval or ratification of any transaction with respect to which the director or the director’s immediate family members are related persons.

In the fiscal year ended December 31, 2010, the following transaction with related persons exceeded $120,000:

•

We participate in an agreement with ITC Holding Company, LLC, Enon Plantation, Inc., J. Smith Lanier & Co. and Kenzie Lane Ventures, LLC regarding the joint ownership of an aircraft. ITC Holding Company, LLC and Enon Plantation, Inc. are primarily owned by Campbell B. Lanier, III, a member of our board of directors. The travel costs incurred by Knology for use of the aircraft were approximately $214,000 for the year ended December 31, 2010, and we expect to incur a similar amount of costs in 2011. None of the payments made by us for use of the aircraft are paid to, or are for the benefit of, Mr. Lanier.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

This proposal provides our stockholders with the opportunity to cast an advisory (non-binding) vote on the Company’s compensation program for its named executive officers. As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate key executives of superior ability who are critical to our future success. We believe that both short-term and long-term incentive compensation opportunities provided to executive officers are directly aligned with our performance, and that our compensation program is structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operation al goals and other factors that impact stockholder value.

The board of directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation and to cast a vote to either approve or not approve the company’s compensation programs for its named executive officers through the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative compensation disclosure contained in this Proxy Statement.”

This is an advisory vote, and as such does not bind the Company, the board of directors or the Compensation and Stock Option Committee to take any particular action. However, the board of directors and the Compensation and Stock Option Committee value the input of our stockholders, and will take into account the outcome of this vote in considering future compensation.

The board of directors recommends that you vote FOR the approval of Proposal 2.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

As discussed above, the board of directors values the input of our stockholders regarding the Company’s compensation practices with respect to its named executive officers. Stockholders are invited to express their views on how frequently advisory votes on named executive officer compensation, such as in Proposal 2, will occur. Stockholders can advise the board of directors on whether such votes should occur every year, every two years or every three years, or they may abstain from voting.

Like Proposal 2, this is an advisory vote, and as such is not binding on the board of directors. However, the board of directors will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. A frequency vote similar to this Proposal 3 will occur at least once every six years.

The board of directors recommends that the advisory vote on executive compensation be held every year as a matter of good corporate practice and to provide a consistent and clear channel for the communication of stockholders’ views regarding the Company’s executive compensation practices.

Please vote your shares, by telephone, by Internet or by completing the enclosed proxy card, as to the frequency of holding stockholder advisory votes on executive compensation as every year, every two years, every three years, or you may abstain from voting.

The board of directors recommends that you vote for “every year” on Proposal 3.

AUDIT COMMITTEE REPORT

The Audit Committee consists of Messrs. Burgess, Davis and Gabbard, each of whom are independent under the rules of the rules of NASDAQ and the SEC, which means that, among other things, these directors are not our officers or employees and are free from any relationship that would interfere with their exercise of independent judgment as members of this Committee. The board of directors has determined that one member of the Audit Committee, Mr. Gabbard, is an audit committee financial expert as defined under the rules of the SEC and otherwise financially sophisticated under the rules of NASDAQ. The Audit Committee operates under a written charter approved by the board of directors, which may be viewed online on our website at www.knology.com.

The Audit Committee reviews our financial reporting process on behalf of the board of directors. In fulfilling their responsibilities, the Audit Committee reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2010 with management and the independent accountants. Management is responsible for the financial statements and the financial reporting process, including internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, we received the written disclosures and the letter from the independent accountants required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with the independent accountants their independence from us and our management.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

This report is submitted on behalf of the members of the Audit Committee.

Audit Committee

Alan A. Burgess

Eugene I. Davis

O. Gene Gabbard, Chairman

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected BDO USA, LLP (“BDO”) as the independent registered public accounting firm for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Representatives of BDO are expected to be present at the annual meeting, and will have an opportunity to make a statement if they desire to do so and will be available to answer questions from stockholders.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of BDO as our independent registered public accounting firm. However, the board of directors is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Knology and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of BDO.

The board of directors recommends that you vote FOR the approval of Proposal 4.

Fees Paid to Independent Accountants

The following table reflects the fees paid or accrued by us for the audit and other services provided by BDO for fiscal years 2009 and 2010.

	Year Ended December 31, 2009	Year Ended December 31, 2010
Audit fees (1)	$437,326	$364,900
Audit related fees (2)	-	178,800
Tax fees (3)	26,568	15,848

Total fees	$463,894	$559,548

(1)	These fees relate to professional services rendered for the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings.
(2)	These fees related to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including services related to due diligence and audits performed in conjunction with acquisitions.
(3)	These fees relate to tax compliance, tax advice, tax planning and tax consultation for transactions.

The Audit Committee is responsible for appointing, setting compensation and overseeing the work performed by the independent accountants. The Audit Committee has adopted policies and procedures regarding the pre-approval of all audit and permissible non-audit services provided by the independent accountants. Pre-approval is obtained either in advance of the engagement of the independent accountants or pursuant to a pre-approval policy adopted by the Audit Committee. Projects are approved at the quarterly meetings of the Audit Committee. If a project requiring pre-approval arises between meetings, the Audit Committee has delegated authority to the Audit Committee chairman to provide the required pre-approval. However, such pre-approval must be presented to the entire Audit Committee at its next meeting. All of the services described in the footnotes to the table above were approved by the Audit Committee pursuant to the Audit Committee charter and pre-approval policy. The Audit Committee receives a quarterly schedule of all projects and related billings currently underway with the independent accountants. The Audit Committee also monitors the SEC’s and NASDAQ’s requirements and modifies their pre-approval process, policies and procedures as needed.

The Audit Committee has considered whether the provision of non-audit services by the independent accountants to us is compatible with maintaining auditors’ independence.

OTHER INFORMATION

Stockholder Proposals for the 2012 Annual Meeting

We plan to hold our 2012 annual meeting of stockholders on May 4, 2012 and to release our 2012 proxy statement on March 26, 2012. Any stockholder desiring to submit a proposal for action at our 2012 annual meeting of stockholders (other than nominations of persons to serve as directors) will be acted on only in the following circumstances:

•

Stockholder Proposals for Inclusion in the 2012 Proxy Statement – To be considered for inclusion in next year’s proxy statement, stockholder proposals, submitted in accordance with the SEC’s Rule 14a-8, must be received at our principal executive offices no later than the close of business on November 24, 2011 and comply with all applicable SEC rules.

•

Other Stockholder Proposals for Presentation at the 2012 Annual Meeting of Stockholders – Any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but is instead sought to be presented directly at the 2012 annual meeting of stockholders should be received at our principal executive offices no later than the close of business on February 7, 2012. Proposals should contain detailed information about the proposal and the stockholder proponent. SEC rules permit management to vote proxies in its discretion on such proposals in certain cases if the stockholder does not comply with this deadline, and in certain other cases notwithstanding the stockholder’s compliance with this deadline.

All recommendations of persons for nomination to the board of directors of the Company must be received at our principal executive offices no later than the close of business on March 5, 2012, which is 60 days prior to the scheduled 2012 annual meeting of stockholders, as required by our bylaws. In the event that our 2012 annual meeting of stockholders is rescheduled and less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, a stockholder will have 15 days following the day on which such notice of the meeting was mailed or public disclosure was made to make a recommendation of persons for nomination to the board of directors, as required by our bylaws.

All stockholder proposals and recommendations of persons for nomination to the board of directors should be sent by certified mail, return receipt requested, to Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833, Attention: Chad S. Wachter, Vice President and General Counsel.

Stockholder Communications with the Board

Stockholder communications to the board of directors, or to individual directors, may be sent to Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833, Attention: Chad S. Wachter, Corporate Secretary, to be forwarded as indicated.

Annual Reports and Exhibits

Our Annual Report on Form 10-K for the year ended December 31, 2010 is enclosed with this proxy statement. The Annual Report on Form 10-K for the year ended December 31, 2010 is not to be considered proxy-soliciting material except to the extent expressly incorporated by reference in this proxy statement.

Upon receipt of a written request, we will furnish to any stockholder without charge a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, without the accompanying exhibits. A list of exhibits is included in the Form 10-K and exhibits are available from us upon the payment to us of the costs of furnishing them. Such written request should be directed to: Knology, Inc., 1241 O. G. Skinner Drive, West Point, Georgia 31833, Attention: Chad S. Wachter, Corporate Secretary.

KNOLOGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Rodger L. Johnson and M. Todd Holt or either of them in case the other is unable or unwilling to act, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Knology, Inc. held of record by the undersigned on March 9, 2011, at the 2011 Annual Meeting of Stockholders to be held on May 4, 2011 or any adjournments or postponements thereof.

The undersigned acknowledges receipt of the notice of the annual meeting of stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting.

This proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposal 1, Proposal 2 and Proposal 4 and for one year for Proposal 3 and in the discretion of the proxy holder on any other matter that may properly come before the meeting and adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

KNOLOGY, INC.

May 4, 2011

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER
ACCOUNT NUMBER

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Company’s Annual Report to Stockholders, the Notice of Meeting, the Proxy Statement and proxy card are available at www.knology.com/proxymaterials

 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” PROPOSALS 1, 2 AND 4 AND “1 YEAR” FOR PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors: On the proposal to elect the following Class III directors to serve for the term indicated and until their successors are duly elected and qualified.						FOR	AGAINST	ABSTAIN
				2. Advisory vote on executive compensation.		☐	☐	☐
		NOMINEES:			1 year	2 years	3 years	ABSTAIN
☐	FOR ALL NOMINEES	O Mr. Rodger L. Johnson O Mr. Campbell B. Lanier, III		3. Advisory vote on the frequency of advisory votes on executive compensation.	☐	☐	☐	☐
						FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			4. Ratification of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

5.   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The undersigned acknowledges receipt of the notice of the annual meeting of stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:     Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

KNOLOGY, INC.

May 4, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Company’s Annual Report to Stockholders, the Notice of Meeting, the Proxy Statement and proxy card are available at www.knology.com/proxymaterials

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” PROPOSALS 1, 2 AND 4 AND “1 YEAR” FOR PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors: On the proposal to elect the following Class III directors to serve for the term indicated and until their successors are duly elected and qualified.					FOR	AGAINST	ABSTAIN
				2. Advisory vote on executive compensation.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Mr. Rodger L. Johnson O Mr. Campbell B. Lanier, III		1 year	2 years	3 years	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3. Advisory vote on the frequency of advisory votes on executive compensation. ☐	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)				FOR	AGAINST	ABSTAIN
				4. Ratification of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐
5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here ●				The undersigned acknowledges receipt of the notice of the annual meeting of stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:     Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.